As filed with the Securities and Exchange
                                                 Commission on February 23, 1999

                                                      Registration No. 333-10015
                                                              File No. 811-07763


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                              EXHIBIT TO FORM N-1A

                               Exhibit 2(5)(viii)











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
                         THE MASTERS' SELECT EQUITY FUND
                           MASTERS' SELECT FUNDS TRUST
                    FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the ___ day of October, 1998, by and between LITMAN/GREGORY FUND ADVISORS, LLC (hereinafter called the "Advisor") and Harris Associates L.P. (hereinafter called "Sub-Advisor").

WITNESSETH:

WHEREAS, the Advisor has been retained as the investment adviser to The Masters' Select Equity Fund (the "Fund"), a series of Masters' Select Funds Trust (the "Trust"), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisers (each an "investment manager") to serve as portfolio managers for a specified portion of the Fund's assets (the "Allocated Portion"); and

WHEREAS, Sub-Advisor has registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and is engaged in the business of supplying investment advisory services as an independent contractor; and

WHEREAS, the Fund and the Advisor desire to retain Sub-Advisor as an investment manager to render portfolio advice and services to the Fund pursuant to the terms and provisions of this Agreement, and Sub-Advisor desires to furnish said advice and services; and

WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements; NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

1.       Appointment of Sub-Advisor.

         (a) The Advisor hereby employs Sub-Advisor, and Sub-Advisor hereby accepts such employment, to render investment advice and related services with respect to the Allocated Portion of the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Advisor and the Trust's Board of Trustees.

         (b) Sub-Advisor's employment shall be solely with respect to an Allocated Portion of the Fund's assets, such Allocated Portion to be specified by the Advisor and subject to periodic increases or decreases at the Advisor's sole discretion.

2.       Duties of Sub-Advisor.

         (a) General Duties. Sub-Advisor shall act as one of several investment managers to the Fund and shall invest Sub-Advisors Allocated Portion of the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund's and the Trust's governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and By-law; the Fund's prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Advisor or the Trustees of the Trust may impose from time to time in writing to Sub-Advisor. In providing such services, Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law. Advisor shall provide to Sub-Advisor such information with respect to the Fund such that Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to Sub-Advisor's Allocated Portion.

                  Without limiting the generality of the foregoing, Sub-Advisor shall: (I) furnish the Fund with advice and recommendations with respect to the investment of the Sub-Advisor's Allocated Portion of the Fund's assets, (ii) effect the purchase and sale of portfolio securities for Sub-Advisor's Allocated
                  Portion; (iii) determine that portion of Manager's Allocated Portion that will remain uninvested, if any; (iv) manage and oversee the investments of the Sub-Advisor's Allocated Portion, subject to the ultimate supervision and direction of the Trust's Board of Trustees; (v) vote proxies, file required ownership reports, and take other actions with respect ot the securities in Sub-Advisor's allocated Portion; (vi) maintain the books and records required to be maintained with respect to the securities in Sub-Advisor's allocated Portion; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund's assets which the Advisor, the Trustees or the officers of the Trust may reasonably request; and (viii) render to the Trust's Board of Trustees such periodic and special reports with respect to Sub-Advisor's Allocated Portion as the Board may reasonably request.

         (b) Brokerage. With respect to Sub-Advisor's allocated Portion, Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates, provided that Sub-Advisor shall not direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified to the Sub-Advisor as an affiliate of nay other investment manager without general prior authorization to use such affiliated broker or dealer by the Trust's Board of Trustees. Sub-Advisor's primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker0dealer to execute each particular transaction, Sub-Advisor may take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price tot he Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, fi Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Advisor's or Advisor's overall responsibilities with respect to the Fund. Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as Sub-Advisor shall determine, and Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. Sub-Advisor is also authorized to consider sales of shares of the Fund as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, i.e., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

On occasions when Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-Advisor, Sub-Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3.       Representations of Sub-Advisor.

         (a) Sub-Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

         (b) Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

         (c)      Sub-Advisor  shall  conduct  its  operations  at all  times in conformance with the Investment Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

         (d) Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed 10% of the policy limits and the limits shall be as follows;

Total Fund Assets                   E&O Policy Limits

Up to $500 million                  $1,000,000
$500 million - $1 billion           $2,000,000
$1 billion - $1.5 billion           $3,000,000
$1.5 billion - $2 billion           $4,000,000
Above $2 billion                    $5,000,000

4. Independent Contractor. Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed an agent for the Trust, the Fund, or the Advisor. It is expressly understood and agreed that the services to be rendered by Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and Sub-Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this agreement shall not be impaired thereby.

5. Sub-Advisor's Personnel. Sub-Advisor shall, at its own expenses, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of Sub-Advisor shall be deemed to include persons employed or retained by Sub-Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information advice, and assistance as Sub-Advisor, the Advisor or the Trust's Board of Trustees may desire and reasonably request.

6.       Expenses

         (a) Sub-Advisor shall be responsible for (I) providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement, and (ii) the costs of any special meetings of the Fund's shareholders or the Trust's Board of Trustees convened for the primary benefit of Sub-Advisor.

         (b) Sub-Advisor may voluntarily absorb certain Fund Expenses or waive some or all of Sub-Advisor's own fee.

         (c) To the extent Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent
                  Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, Sub-Advisor shall be entitled to prompt reimbursement in such amount as shall be negotiated between Sub-Advisor and the Advisor but shall, under no circumstances, exceed Sub-Advisor's actual costs for providing such services.

7.       Investment Sub-Advisory Fee.

         (a) The Advisor shall pay to Sub-Advisor, and Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on Sub-Advisor's Allocated Portion, as such Allocated Portion may b e adjusted from time to time. Such fee shall be equal to 0.65% of the first $50 million of average daily net assets of the Fund attributable to the Sub-Advisor's Allocated Portion, 0.60% of the next $50 million of average daily net assets of the Fund attributable to the Sub-Advisor's Allocated Portion, and 0.55% of any additional average daily net assets of the Fund attributable to the Sub-Advisor's Allocated Portion, all computed on the value of such net assets as of the close of business each day.

         (b)      The   sub-advisory  fee  shall  be  paid  by  the  Advisor  to
                  Sub-Advisor monthly in arrears on the tenth business day of each month.

         (c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below.. If this Agreement is terminated prior to the end of any month, the fee to Sub-Advisor shall be prorated for the portion of nay month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number or calendar days in the month, and shall be payable within ten (10) days after the date of termination.

         (d) The fee payable to Sub-Advisor under this Agreement will be reduced to the extent of any receivable owed by Sub-Advisor to the Advisor or the Fund.

         (e) Sub-Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement or reduce any future compensation or reimbursement due to Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

         (f) Sub-Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of nay future compensation or reimbursement due to Sub-Advisor hereunder.

8. No Shorting, No Borrowing. Sub-Advisor agrees that neither it nor nay of its officers or employees shall take nay short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. Sub-Advisor agrees that neither it nor nay of its officers or employees shall borrow from the Fund or pledge or use the funds assets in connection with any borrowing not directly for the Fund's benefit.

9. Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statue or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, Sub-Advisor acknowledges that the Advisor and the Trust's Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take nay and all actions necessary and reasonable to protect the interests of shareholders.

10. Reports and Access. Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

11.      Standard of Care, Liability and Indemnification.

         (a) Sub-Advisor shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

         (b) Sub-advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by Sub-Advisor for use by the Advisor in the Fund's offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to Sub-Advisor and the investment of Sub-Advisor's Allocated Portion of the Fund. Sub-Advisor shall have no responsibility or liability with respect to other disclosures.

         (c) Sub-Advisor shall be liable to the Fund for nay loss (including brokerage charges) incurred by the Fund as a result of nay investment made by Sub-Advisor in violation of Section 2 hereof.

         (d) in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of Sub-Advisor, Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of nay security by the Fund.

         (e) Each party to this Agreement, including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an "Indemnified Party") against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of nay duties under this Agreement provided, however, that nothing herein shall be deemed to protect nay Indemnified party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the other part of the assertion of any claim or the commencement of nay action or proceeding in respect thereof; provided, however, that the failure so to notify the other party shall not relieve the other party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the other party or the Indemnified Party with respect to such claim. Following such notification, the other party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (I) the other party ahs failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the other party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

The provisions of this paragraph 11 (e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

         (f) No provision of this Agreement shall be construed to protect any Trustee or officers of the Trust, or officers of the Advisor or Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12. Non-Exclusivity, Trading for Sub-Advisor's Own Account. The Advisor's employment of Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, Sub-advisor may act as investment adviser for nay other person, and shall not in any way be limited or restricted form buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that Sub-Advisor expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act, a copy of which has been provided to the Board of Trustees of the Trust.

13.      Term.

         (a) This Agreement shall become effective at the time Advisor allocates a portion of Fund's assets to Sub-Advisor as approved by a majority of the Trustees of the Trust who are not parties tot his Agreement nor interested persons thereof, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (I) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and
                  (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

         (b) The Fund and its distributor may use the Sub-advisor's trade name or nay name derived from the Sub-Advisor's trade name only in a manner consistent with the nature of this Agreement for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. Within sixty (6) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with Sub-Advisor.

14.      Termination; No Assignment

         (a) This Agreement may be terminated by the Advisor, the Sub-Advisor, or the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days' written notice to the Fund. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund's affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

         (b)      This Agreement shall terminate  automatically  in the event of
                  any  transfer  or  assignment   thereof,  as  defined  in  the
                  Investment Company Act.

15. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

17. Governing law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment
         Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

LITMNA/GREGORY FUND                         HARRIS ASSOCIATES L.P.
ADVISORS, LLC

By:      ______________________             By:      ______________________

Name:    ______________________             Name:    ______________________

Title:   ______________________             Title:   ______________________

As a Third Party Beneficiary,

MASTERS' SELECT FUNDS TRUST
On behalf of
THE MASTERS' SELECT EQUITY FUND

By:      ________________________

Name:    ________________________

Title:   ________________________